                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 5


                         Musicland Stores Corporation
                  -------------------------------------------
                               (Name of Issuer)



                                 Common Stock
                       --------------------------------
                        (Title of Class of Securities)



                                   62758B109
                            ----------------------
                                (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                        (Continued on following pages)

                               Page 1 of 5 Pages

---------
CUSIP NO.
62758B109
---------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a) _____
                                                    (b) _____

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of         5  Sole Voting Power
Shares
Beneficially            0
Owned By          --------------------------------------------------------------
Each              6  Shared Voting Power
Reporting
Person With             2,048,450
                  --------------------------------------------------------------
                  7  Sole Dispositive Power

                        0
                  --------------------------------------------------------------
                  8  Shared Dispositive Power

                        3,165,200
                  --------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          3,165,200
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

          9.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          HC-PN
--------------------------------------------------------------------------------

                               Page 2 of 5 Pages

---------
CUSIP NO.
62758B109
---------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a) _____
                                                    (b) _____

--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

                  New York
--------------------------------------------------------------------------------
Number of         5  Sole Voting Power
Shares
Beneficially            0
Owned By          --------------------------------------------------------------
Each
Reporting         6  Shared Voting Power
Person With
                        2,048,450
                  --------------------------------------------------------------

                  7  Sole Dispositive Power

                        0
                  --------------------------------------------------------------
                  8  Shared Dispositive Power

                        3,165,200
                  --------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          3,165,200
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

________________________________________________________________________________
11.  Percent of Class Representing by Amount in Row (9)

          9.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          BD-PN-IA
--------------------------------------------------------------------------------

                               Page 3 of 5 Pages

       Item 4.      Ownership.

              (a).  Amount beneficially owned:
                    See the responses(s) to Item 9 on the attached cover pages(s).

              (b).  Percent of class:
                    See the response(s) to Item 11 on the attached cover pages(s).

              (c).  Number of shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote:
                                  See the response(s) to Item 5 on the attached cover page(s).

                    (ii)   Shared power to vote or direct the vote:
                                  See the response(s) to Item 6 on the attached cover page(s).

                    (iii) Sole power to dispose or to direct the disposition of:
                                  See the response(s) to Item 7 on the attached cover page(s).

                    (iv) Shared power to dispose or to direct the disposition of:
                                  See the response(s) to Item 8 on the attached cover page(s).


       Item 10.     Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 1996



                                    THE GOLDMAN SACHS GROUP, L.P.

                                    By:/s/ David B. Ford
                                       -----------------------------------------
                                    Name: David B. Ford
                                    Title: General Partner

                                    GOLDMAN, SACHS & CO.

                                    By:/s/ David B. Ford
                                       -----------------------------------------
                                    Name: David B. Ford
                                    Title: General Partner

                               Page 5 of 5 Pages